EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that Amendment No. 6 to the statement on Schedule 13D with respect to the Common Stock of Presurance Holdings, Inc. dated March 3, 2026, and any amendments thereto signed by each of the undersigned, shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: March 3, 2026

Clarkston Ventures, LLC

/s/ Jeffrey A. Hakala
Jeffrey A. Hakala, Member

Jeffrey A. Hakala, Individually

/s/ Jeffrey A. Hakala

Gerald W. Hakala, Individually

/s/ Gerald W. Hakala

Clarkston Companies, Inc.

/s/ Jeffrey A. Hakala
Jeffrey A. Hakala, Member